Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Snap One Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity(1)	Common Stock	Other	1,624,911	$7.915	$12,861,171	0.00014760	$1,898.31
Equity(2)	Common Stock	Other	346,434	$7.915	$2,742,025	0.00014760	$404.72
Total Offering Amounts					$15,603,196		$2,303.03
Total Fee Offsets							—
Net Fee Due							$2,303.03

(1)	Covers common stock, par value $0.01 per share, of Snap One Holdings Corp. (“Common Stock”) under the Snap One Holdings Corp. 2021 Employee Equity Incentive Plan (the “Equity Incentive Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the Equity Incentive Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Covers Common Stock under the Snap One Holdings Corp. 2021 Employee Stock Purchase Plan (the “ESPP”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the ESPP to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(3)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $7.915 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the Nasdaq Global Select Market on February 14, 2024.